                  [LETTERHEAD OF MAYER, BROWN, ROWE & MAW LLP]

                                  May 25, 2006

VIA EDGAR

Securities and Exchange Commission
Office of Structured Finance
Division of Corporation Finance
Mail Stop 4-9
450 Fifth Street, N.W.
Washington, DC 20549

    Re:  Bond Securitization, L.L.C. (CIK 0001142786) Registration Statement on
         Form S-3 (the "Registration Statement") filed on or about May 25, 2006

         Ladies and Gentlemen:

         Please find the EDGAR filing submitted herewith for Bond
Securitization, L.L.C., as registrant, consisting of a Registration Statement on
Form S-3 Filed pursuant to Regulation C under the Securities Act of 1933.

         Please call either Stuart Litwin (312) 701-7373, Trent Murch (312)
701-8664 or the undersigned (312) 701-8258 to inform us of the review status assigned to the Registration Statement and with any questions or comments regarding the Registration Statement.

                                                     Very truly yours,

                                                     /s/ David M. Lundeen_
                                                     --------------------
                                                     David M. Lundeen